Exhibit 99.1

News Release	JBT Corporation
70 W. Madison Suite 4400 Chicago, IL 60602

For Release: Immediate

Investors & Media: Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Posts Strong Revenue Growth and

Margin Expansion in the Third Quarter of 2015,

Raises Mid-Point of Guidance

Highlights:

o	Revenue of $273 million, up 12 percent from prior-year period, or ahead 21 percent on a constant currency basis

o	Segment operating profit of $30.0 million, up 16 percent, or an increase of 28 percent on a constant currency basis

o	Diluted earnings per share from continuing operations of $0.43 vs. $0.30 and adjusted diluted earnings per share from continuing operations of $0.36 in the prior-year period

o	Inbound orders increased 5 percent year over year, or up 15 percent in constant currency

o	Revised guidance to $1.75 - $1.80, including $0.06 in incremental acquisition related dilution and currency exchange headwind

CHICAGO, October 27, 2015—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported results for the third quarter of 2015.

Revenue for the third quarter of 2015 was $273.3 million, an increase of 12.4 percent from the third quarter of 2014. On a constant currency basis, revenue increased 20.5 percent year over year, including organic revenue growth of 12.0 percent in constant currency. Segment operating profit increased 16.3 percent, or 27.6 percent on a constant currency basis. Corporate expense for the quarter was $8.9 million compared to $9.3 million in the year-ago period. In the third quarter of 2014, corporate expense included management succession and consulting costs of $1.2 million.

Diluted earnings per share from continuing operations was $0.43 versus $0.30 in the prior-year period. Excluding restructuring charges of $1.3 million and the aforementioned management succession and consulting costs, adjusted diluted earnings per share from continuing operations was $0.36 in the prior-year period.

“Our continued strong top- and bottom-line growth reflect the progress on our One JBT cultural transformation and Next Level strategy, which is making us a more disciplined, productive, and growth-oriented company,” said Tom Giacomini, Chairman, President and Chief Executive Officer.

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Orders and Backlog

In the third quarter of 2015, inbound orders of $286.5 million increased 5.3 percent and backlog grew 7.9 percent from the prior-year period. On a constant currency basis, inbound orders increased 15.0 percent.

Acquisition Activity

“So far in 2015, we completed the purchase of two leading liquid foods solutions providers,” added Giacomini. “Consistent with our strategy, both companies enhance our ability to provide complete solutions for customers, expand JBT’s installation and aftermarket business, and leverage our global presence.”

In the third quarter of 2015, the Company completed the acquisition of the shares of Stork Food & Dairy Systems. With annual revenue of approximately $70 million, this business adds complementary aseptic and thermal processing and filling technologies to JBT’s Liquid Foods portfolio. The acquisition is expected to generate accretive earnings per share of $0.05 in 2016 and $0.10 - $0.15 per share in 2017.

On October 1, 2015, JBT completed the acquisition of A&B Process Systems. With approximately $100 million in revenue, the addition of A&B’s secondary processing capabilities complements JBT’s strength in the primary processing of liquid foods. The acquisition is expected to generate earnings per share accretion of $0.10 - $0.15 in 2016 and $0.20 - $0.25 per share in 2017.

2015 Outlook

JBT revised its full-year 2015 diluted earnings per share guidance to $1.75 - $1.80, including an estimated $0.18 per share currency translation headwind and $0.08 per share dilutive impact of the recently completed acquisitions.

The Company increased its full-year revenue growth estimate to 9 - 10 percent, reflecting organic and acquisitive growth of 8 and 9 percent, respectively, less a headwind from foreign currency translation of about 7 percent. Segment operating margin for the full year 2015 is expected to improve approximately 50 - 75 basis points from the 10.4 percent achieved in 2014.

Third Quarter 2015 Earnings Conference Call

A conference call is scheduled for 10:00 a.m. EDT on Wednesday, October 28, 2015 to discuss third quarter 2015 financial results. Participants may access the conference call by dialing (877) 235-3250 in the U.S. and Canada or (706) 643-5005 for international callers and using conference ID 56776962, or through the Investor Relations link on our website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website at approximately 1:30 p.m. EDT on October 28, 2015.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its FoodTech segment and for domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 4,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2014 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue	$273.3	$243.2	$752.9	$688.8
Cost of sales	198.8	179.0	542.7	504.3

Gross profit	74.5	64.2	210.2	184.5

Selling, general and administrative expense	46.4	43.5	137.4	132.0
Research and development expense	5.0	3.4	13.0	10.6
Restructuring expense	-	1.3	-	12.5
Other expense, net	2.0	0.8	1.8	0.9

Operating income	21.1	15.2	58.0	28.5

Net interest expense	1.5	1.7	5.3	4.5
Income from continuing operations before income taxes	19.6	13.5	52.7	24.0
Provision for income taxes	6.9	4.5	17.6	8.3
Income from continuing operations	12.7	9.0	35.1	15.7
Loss from discontinued operations, net of taxes	0.1	-	0.1	0.1
Net income	$12.6	$9.0	$35.0	$15.6

Basic earnings per share:
Income from continuing operations	$0.43	$0.30	$1.19	$0.53
Loss from discontinued operations	-	-	-	-
Net income	$0.43	$0.30	$1.19	$0.53

Diluted earnings per share:
Income from continuing operations	$0.43	$0.30	$1.18	$0.53
Loss from discontinued operations	(0.01)	-	(0.01)	(0.01)
Net income	$0.42	$0.30	$1.17	$0.52

Weighted average shares outstanding
Basic	29.5	29.6	29.5	29.5
Diluted	29.8	29.9	29.8	29.8

JBT CORPORATION

NON-GAAP FINANCIAL MEASURES

The results for the three and nine months ended September 30, 2015 and 2014 include several items that affect the comparability of our results. These include significant expenses that are not indicative of our on-going operations as detailed in the table below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2015	2014	2015	2014

Income from continuing operations as reported	$12.7	$9.0	$35.1	$15.7

Non-GAAP adjustments:
Restructuring expense	-	1.3	-	12.5
Management succession costs	-	0.8	-	3.4
Strategy and pricing consulting	-	0.4	-	2.3

Impact on tax provision from Non-GAAP adjustments	-	(0.8)	-	(5.6)

Adjusted income from continuing operations	$12.7	$10.7	$35.1	$28.3

(In millions, except EPS)

Income from continuing operations as reported	12.7	9.0	35.1	15.7
Total shares and dilutive securities	29.8	29.9	29.8	29.8
Diluted earnings per share from continuing operations	$0.43	$0.30	$1.18	$0.53

Adjusted income from continuing operations	12.7	10.7	35.1	28.3
Total shares and dilutive securities	29.8	29.9	29.8	29.8
Adjusted diluted earnings per share from continuing operations	$0.43	$0.36	$1.18	$0.95

The above table contains non-GAAP financial measures, including adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations. Adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations are intended to provide an indication of our underlying operating results and to enhance investors’ overall understanding of our financial performance by eliminating the effects of certain items that are not comparable from one period to the next. In addition, this information is used as a basis for evaluating our performance and for the planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

NON-GAAP FINANCIAL MEASURES

The tables below show a calculation of EBITDA and adjusted EBITDA by segment and consolidated for JBT.

For the three months ended September 30, 2015:
(In millions)	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$20.5	$6.3	$26.8	$-	$26.8
JBT AeroTech	9.5	0.5	10.0	-	10.0
Corporate expense	(8.9)	0.5	(8.4)	-	(8.4)
Restructuring expense	-	-	-	-	-
Total	$21.1	$7.3	$28.4	$-	$28.4

For the three months ended September 30, 2014:
(In millions)	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$15.5	$6.4	$21.9	$-	$21.9
JBT AeroTech	10.3	0.4	10.7	-	10.7
Corporate expense	(9.3)	0.3	(9.0)	1.2	(7.8)
Restructuring expense	(1.3)	-	(1.3)	1.3	-
Total	$15.2	$7.1	$22.3	$2.5	$24.8

For the nine months ended September 30, 2015:
(In millions)	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$56.1	$18.1	$74.2	$-	$74.2
JBT AeroTech	26.2	1.5	27.7	-	27.7
Corporate expense	(24.3)	1.3	(23.0)	-	(23.0)
Restructuring expense	-	-	-	-	-
Total	$58.0	$20.9	$78.9	$-	$78.9

For the nine months ended September 30, 2014:
(In millions)	Operating income	Depreciation and Amortization	EBITDA	Adjustments	Adjusted EBITDA
JBT FoodTech	$50.4	$16.5	$66.9	$-	$66.9
JBT AeroTech	17.9	1.3	19.2	-	19.2
Corporate expense	(27.3)	0.9	(26.4)	5.7	(20.7)
Restructuring expense	(12.5)	-	(12.5)	12.5	-
Total	$28.5	$18.7	$47.2	$18.2	$65.4

The tables above provide our operating income (loss) as adjusted by depreciation and amortization expense booked during the period to arrive at a segmental and consolidated EBITDA value. Further, we add back to EBITDA significant expenses that are not indicative of our ongoing operations to calculate an adjusted EBITDA for the two periods reported. Given our Next Level focus on growth through strategic acquisitions, management considers adjusted EBITDA to be an important non-GAAP measure. This measure allows us to monitor business performance while excluding the impact of amortization due to the step up in value of intangible assets. We use adjusted EBITDA internally to make operating decisions and believe this information is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. This information is not intended to nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue
JBT FoodTech	$177.8	$148.0	$480.9	$457.0
JBT AeroTech	95.8	95.6	272.8	232.4
Intercompany eliminations	(0.3)	(0.4)	(0.8)	(0.6)
Total revenue	$273.3	$243.2	$752.9	$688.8

Income before income taxes
Segment operating profit
JBT FoodTech	$20.5	$15.5	$56.1	$50.4
JBT AeroTech	9.5	10.3	26.2	17.9
Total segment operating profit	30.0	25.8	82.3	68.3

Corporate expense (1)	(8.9)	(9.3)	(24.3)	(27.3)
Restructuring expense	-	(1.3)	-	(12.5)

Operating income	$21.1	$15.2	$58.0	$28.5

Other business segment information

Adjusted EBITDA
JBT FoodTech	$26.8	$21.9	$74.2	$66.9
JBT AeroTech	10.0	10.7	27.7	19.2
Corporate	(8.4)	(7.8)	(23.0)	(20.7)
Total Adjusted EBITDA	$28.4	$24.8	$78.9	$65.4

Inbound Orders
JBT FoodTech	$190.5	$160.4	$542.6	$460.9
JBT AeroTech	96.2	111.9	292.1	283.4
Intercompany eliminations	(0.2)	(0.3)	(0.7)	(0.5)
Total inbound orders	$286.5	$272.0	$834.0	$743.8

	September 30,
	2015	2014
Order Backlog
JBT FoodTech	$276.0	$213.9
JBT AeroTech	185.0	213.4
Total order backlog	$461.0	$427.3

(1) Corporate expense includes corporate staff-related expense, stock-based compensation, pension and other postretirement benefit expenses not related to service, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in millions)

	September 30,	December 31,
	2015	2014

Cash and cash equivalents	$37.9	$33.3
Trade receivables, net	182.3	176.2
Inventories	137.7	111.8
Other current assets	65.9	66.6
Total current assets	423.8	387.9

Property, plant and equipment, net	159.4	147.6
Other assets	198.5	162.3
Total assets	$781.7	$697.8

Short term debt and current portion of long-term debt	$2.3	$4.2
Accounts payable, trade and other	109.6	89.5
Advance payments and progress billings	108.8	86.2
Other current liabilities	104.6	106.5
Total current liabilities	325.3	286.4

Long-term debt, less current portion	230.7	173.8
Accrued pension and other postretirement benefits, less current portion	73.9	93.1
Other liabilities	30.1	25.3

Common stock and paid-in capital	64.0	69.9
Retained earnings	193.2	166.4
Accumulated other comprehensive loss	(135.5)	(117.1)
Total stockholders' equity	121.7	119.2
Total liabilities and stockholders' equity	$781.7	$697.8

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended
	September 30,
	2015	2014

Cash Flows From Operating Activities:
Income from continuing operations	$35.1	$15.7

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	20.9	18.7
Other	7.0	7.5

Changes in operating assets and liabilities:
Trade accounts receivable, net	(0.5)	30.4
Inventories	(17.2)	(24.5)
Accounts payable, trade and other	14.2	3.1
Advance payments and progress billings	18.9	8.8
Other - assets and liabilities, net	(30.5)	(10.2)

Cash provided by continuing operating activities	47.9	49.5

Cash required by discontinued operating activities	(0.1)	(0.4)

Cash Flows Required by Investing Activities:
Acquisitions, net of cash acquired	(50.9)	(37.6)
Capital expenditures	(26.5)	(28.0)
Other	2.9	1.3

Cash required by investing activities	(74.5)	(64.3)

Cash Flows Provided by Financing Activities:
Net proceeds (payments) on credit facilities	56.6	27.1
Dividends paid	(8.3)	(8.1)
Purchase of stock held in treasury	(7.7)	(1.8)
Other	(3.4)	(2.5)

Cash provided by financing activities	37.2	14.7

Effect of foreign exchange rate changes on cash and cash equivalents	(5.9)	(5.6)

Increase (decrease) in cash and cash equivalents	4.6	(6.1)

Cash and cash equivalents, beginning of period	33.3	29.4

Cash and cash equivalents, end of period	$37.9	$23.3